CERTIFICATE OF AMENDMENT

                     OF

        CERTIFICATE OF INCORPORATION

                     OF

           TELCO-TECHNOLOGY, INC.


     We, the undersigned, President and Secretary, respectively, of TELCO-TECHNOLOGY, INC., a corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware

     DO HEREBY CERTIFY:

     1. That the total number of shares of stock which the Corporation has authority to issue is 15,000,000 of which 13,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 2,000,000 shares with a par value of $0.001 each shall be Preferred Stock.

     2. That the first sentence of Article FOURTH of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 220,000,000 of which 200,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 20,000,000 shares with a par value of $0.001 each shall be Preferred Stock."

     3. That the amendment was authorized by the unanimous written consent of the Board of Directors followed by written consent of the stockholders being given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have hereunto signed this certificate this 8th day of January, 2003, and we affirm the statements contained herein as true under penalties of perjury.


                    /s/ Donald R. McKelvey
                    Donald R. McKelvey, President


      Attest:       /s/ Robert W. McKelvey
                    Robert W. McKelvey, Secretary